Dated 10th September 2018

Southern Ambition Limited

And

Mrs. Kruewan Pattanacharoen

SHAREHOLDERS AGREEMENT

In relation to their joint investment in Guardforce AI Group Company Limited

Table of Contents

Contents | **Page**

SHAREHOLDERS AGREEMENT

This Agreement is made on 10th September 2018 **between:**

(1) **Southern Ambition Limited (Company Registration No. 1988482)**, a company incorporated in the British Virgin Islands with its registered office at Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands("SA"); and

(2) **Mrs. Kruewan Pattanacharoen,** a Thai national, residing at 31/2023 Moo 2, Khlong Sam Sub-District, Klongluang District, Pathumthani, Thailand (hereinafter referred as "KP").

Whereas:

(A) To enhance the business of SA, SA is desirous to invest in the Company (as defined herein) with KP.

(B) To regulate the relationship of the Shareholders (as defined below) *inter se* as the shareholders of the Company and in the conduct of the business and affairs of the Company in the spirit of mutual confidence and co-operation, the Parties have agreed to enter into this Agreement on the terms and conditions hereinafter set out.

It is hereby agreed as follows:

1. INTERPRETATION

This Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1 Definitions

This Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

"Agreement" means this Shareholders Agreement and all Exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement;

"Articles" or **"Articles of Association"** means the articles of association, for the time being, of the Company and references to **"Article"** shall be construed accordingly;

"Board of Directors" or **"Board"** means the board of directors of the Company for the time being;

"Call Option" shall have the meaning as ascribed to it under Clause 10.1;

"Call Option Notice" shall have the meaning as ascribed to it under Clause 10.3;

"Call Option Price" shall have the meaning as ascribed to it under Clause 10.2;

"Call Option Settlement" shall have the meaning as ascribed to it under Clause 10.3;

"Call Option Shares" shall have the meaning as ascribed to it under Clause 10.1;

"**Company**" means Guardforce AI Group Co., Ltd., a private limited liability company established in Thailand with its registered office at 96 Vibhavadee-Rangsit Road, Talad Bangkhen Sub-District, Laksi District, Bangkok, Thailand;

"**Director**" or "**Directors**" mean the directors of the Company for the time being as duly appointed in accordance with this Agreement and the Articles;

"**Memorandum**" or "**Memorandum of Association**" mean the Memorandum of Association, for the time being, of the Company;

"**MOC**" means the Partnership and Company Registration Office, Commercial Registration Department, Ministry of Commerce of Thailand;

"**Ordinary Shares**" or "**Ordinary Class A Shares**" mean the ordinary shares in the share capital of the Company, held by SA and/or its designated person(s) including any other ordinary shares in the share capital of the Company to be issued in the future and to be held by SA or its designated person(s);

"**Parties**" mean SA and KP, and "**Party**" shall mean either of them individually. Nonetheless, reference to either Party shall mean that Party and its designated person(s), if any, of that Party, taken together, and any right or action that may be taken at the resolve of that Party and its designated person(s) may be taken at the resolve of that Party. Except as otherwise expressly provided in this Agreement, each Party and its designated person(s) shall be deemed to be 1 (one) Party and 1 (one) Shareholder for all purposes of this Agreement. For all purposes of this Agreement, persons designated by SA to hold the Ordinary Shares or by KP to hold the Preferred Shares, as the case may be, shall be deemed to be 1 (one) Party and 1 (one) Shareholder;

"**Percentage Ownership**" means with respect to any Shareholder at any time, (a) the number of Shares (as defined below) that such Shareholder owns at such time divided by (b) the total number of Shares issued by the Company at such time, expressed as a percentage;

"**Preferred Shares**" or "**Preferred Class B Shares**" mean the preferred shares in the share capital of the Company having the preferential rights attached as specified in the Articles held by KP including any other preferred shares in the share capital of the Company to be issued in the future and to be held by KP;

"**Shareholders**" means the Parties and any other person holding Shares who shall have executed a Deed of Adherence pursuant to the provisions of this Agreement;

"**Shares**" mean the shares in the share capital of the Company (both Ordinary Shares and Preferred Shares), whether currently issued or to be issued in the future;

"**Share Register**" means the official share register book of the Company wherein the shares in the share capital of the Company and the holders thereof are registered in accordance with the Civil and Commercial Code of Thailand;

"**Transferee**" shall have the meaning as ascribed to it in Clause 6; and

1.2 **Singular, plural, gender**

References to one gender includes all genders and references to the singular includes the plural and vice versa.

1.3 **References to persons and companies**

References to:

1.3.1 a person includes any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2 a company shall include any company, corporation or any corporate body, wherever incorporated.

1.4 **Recitals, etc.**

References to this Agreement shall include any Recitals and references to Clauses are to Clauses of this Agreement.

1.5 **Headings**

Headings shall be ignored in interpreting this Agreement.

1.6 **Information**

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.7 **Good faith**

It is hereby agreed that each Party shall exercise its rights under this Agreement in good faith.

2. EFFECTIVE DATE

The provisions of this Agreement shall become operative with full force and effect from the date of this Agreement.

3. BUSINESS OF THE COMPANY

The business of the Company shall be confined to the provision of investment in other companies (i.e. a holding company) and such other purposes as the Shareholders shall agree.

4. CAPITAL STRUCTURE OFTHE COMPANY

4.1 As of the date hereof, SA owns 49,000 Ordinary Shares (representing approximately 49 percent of all total Shares in the capital of the Company) and KP owns 25,500 Preferred Shares (representing approximately 25.50 percent of all total Shares in the capital of the Company).

4.2 The Company may increase its registered capital by a special resolution adopted at general meetings of Shareholders in the manner specified in this Agreement and the

Company's Articles of Association. Upon an increase of the registered capital of the Company, each Shareholder shall have a pre-emptive right to subscribe for any new Shares issued by the Company pro-rata to such Shareholder's then Percentage Ownership in the Company. If a Shareholder does not exercise its pre-emptive rights in whole or in part, the remaining Shareholders shall have the right to subscribe to the said Shares pro-rata to their Percentage Ownership in the Company. It is understood and agreed by the Parties that the new Shares shall be issued into 2 classes, i.e. Ordinary Class A Shares and Preferred Class B Shares at the ratio of forty nine percent (49%) Ordinary Shares and fifty one percent (51 %) Preferred Shares whereby the Ordinary Class A Shares shall be subscribed to by SA and/or its designated person(s) and the Preferred Class B Shares shall be subscribed to by KP.

5. EXERCISE OF RIGHTS

5.1 In the event that the Company's Articles of Association as ultimately registered with the MOC contain provisions that conflict or are inconsistent with any of the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail among the Parties.

5.2 Each of the Shareholders shall exercise its rights as a shareholder in a manner consistent with the provisions of this Agreement. Where to give effect to all or any of the provisions of this Agreement, each of the Shareholders shall exercise its voting rights for the time being in the Company and take all such actions, things and steps as lie within its/her powers as are necessary to give effect thereto.

6. TRANSFER OF SHARES

6.1 General Restriction

(a) Any holder of the Preferred Class B Shares may not, directly or indirectly, sell, assign, or transfer any of the Preferred Class B Shares held by her; grant, create or dispose of any right or interest in any Preferred Class B Shares held by her; or create or permit to exist any security interest (other than the pledge to SA entered into contemporaneously herewith) over any Preferred Class B Shares held by her (any such action being hereinafter referred to as to **"transfer"**) without having obtained prior written consent of the Board of Directors of the Company pursuant to a duly passed resolution thereof or the prior written consent of the holders of the Ordinary Class A Shares, provided however that in case said consent has been granted by the Board or the holder of Class A Ordinary Shares allowing the holder of the Preferred Class B Shares to transfer her Preferred Class B Shares to the transferee (**"Transferee"**), the holder of the Preferred Class B Shares shall cause such Permitted Transferee to execute the Deed of Adherence in the form and substance acceptable to the holders of Ordinary Shares agreeing to be bound by the terms of this Agreement prior to such transfer.

(b) Any of the holders of the Ordinary Class A Shares may **transfer** its Ordinary Shares freely.

(c) The transfer restrictions mentioned in Clause 6.1 (a) shall not apply to the transfer of the Preferred Class B Shares pursuant to exercise of the Call Option or the Put Option under Clause 10.

6.2 Any attempt to transfer Shares not in compliance with this Agreement shall be null and void, and the Parties shall cause and ensure that neither the Company nor the Board of Directors shall give any effect in the Company's records to any such attempted transfer,

nor shall the Company nor the Board of Directors register such transfer in the Share Register.

6.3 All transfers of Shares must be in writing and executed both by the transferor and the transferee. Their signatures shall be certified by at least 1 (one) witness. Such transfer shall be valid against the Company and third persons when the transfer as well as the names and address of the transferee are entered in the Share Register.

7. MANAGEMENT AND BOARD OF DIRECTORS OF THE COMPANY

7.1 The management and administration of the Company shall be vested to SA. In this regard, the Parties agree that all Directors of the Company shall be elected upon the nomination of SA. The Director appointed to the Board by SA may only be removed at the instance of SA.

7.2 Subject to Clause 7.1 above, the management and administration of the Company shall be carried out by the Board of Directors in accordance with this Agreement and Articles of Association of the Company.

7.3 At a meeting of the Board of Directors, a quorum shall consist of more than half of the number of Directors of the Company.

7.4 A resolution of the Board of Directors shall be passed by affirmative majority votes of all the Directors present at the meeting.

7.5 The number or names of the Company's authorized Directors, whose signatures together with the Company's seal shall bind the Company, may be fixed by the Board of Directors.

7.6 The Board of Directors shall appoint one of the Directors to be the Chairman of the Board. in the case of an equality of votes on any matter, the Chairman shall have a second or casting vote at Board meetings.

8. SHAREHOLDERS ACTIONS

8.1 A general meeting shall be held at least once in every 12 (twelve) month period. Such general meeting is called the Annual General Meeting and all other general meetings are called the Extraordinary General Meetings. Subject to the foregoing, the Board of Directors may summon general meetings whenever appropriate.

8.2 The notice summoning a general meeting at which a special resolution will be considered shall be sent by post with acknowledgement of receipt to every shareholder whose name appears in the register of shareholders and published in a local newspaper at least 14 days in advance of the date of the meeting. The notice summoning a general meeting where no special resolution will be considered shall be sent by post with acknowledgement of receipt to every shareholder whose name appears in the register of shareholders and published at least once in a local newspaper not later than 7 days before the date fixed for the meeting. The notice summoning all general meetings shall specify the place, the date and the hour of meeting and the nature of the business to be transacted. In case the notice contains an item requiring a special resolution, the substance of the proposed resolution shall also be included in the notice.

8.3 A quorum for each of the general meetings of Shareholders shall require the presence in person or by proxy of holders of not less than forty nine percent (49%) of all Shares issued by the Company, provided that there shall be a presence of the holders of the majority of the Ordinary Class A Shares either in person or by proxy at such meeting.

8.4 In casting votes at a general meeting the voting rights with respect to each class of Shares shall be as follows:

(1) Ordinary Class A Shares: One (1) Ordinary Share for one (1) vote; and

(2) Preferred Class B Shares: Twenty (20) Preferred Shares for one (1) vote.

8.5 All ordinary resolutions shall require affirmative votes of not less than fifty one percent (51%) of all votes represented at the meeting.

8.6 Decisions on the following matters shall be made by special resolution only, which shall require affirmative votes of at least seventy five percent (75%) of all votes represented at the meeting:

(a) To amend the Memorandum of Association or Articles of Association;

(b) To reduce or increase of the registered capital of the Company;

(c) To dissolve the Company;

(d) To amalgamate with another company; and

(e) To allot new shares as fully or partially paid up otherwise than in money.

9. FINANCIAL MATTERS

9.1 The Company shall maintain accurate and complete accounting and other financial records in accordance with generally accepted accounting principles of both Thailand (Thai GAPP) and Hong Kong (Hong Kong GAAP). SA shall responsible for the preparation of the accounting and other financial records as well as to ensure the completion and accuracy of the same.

9.2 The Shareholders agree that SA and/or its representatives be allowed to conduct an audit of the Company, when necessary, and to recommend, at its option, improvements to the Company's internal control systems.

9.3 SA shall have the right under this Agreement to:

(a) access any information on the Company including all accounting and financial records of the Company; and

(b) access the office and any other premises of the Company during a reasonable time and to inspect any books of the Company.

9.4 The financial year of the Company shall end on 31 December in each year and the audited accounts of the Company for each financial year shall be tabled at the annual general meeting of the Company.

9.5 All funding requirements of the Company shall be obtained by the Company itself through commercial borrowings, with or without security being given by the Company as the Board may decide. For the purpose of raising such commercial borrowings, the Shareholders are not obliged to guarantee any of the obligations of the Company, unless otherwise agreed in writing by the relevant Shareholder.

9.6 The Company shall hire an auditing firm nominated by SA. The remuneration thereof shall be fixed every year at an Annual General Meeting.

10. CALL OPTION AND PUT OPTION

10.1 Call Option

(a) KP hereby grants SA the unconditional and irrevocable right and option to buy or require KP to sell (the **"Call Option"**) all of the Preferred Class B Shares owned by KP (the **"Call Option Shares"**) to itself or its designee at a price equal to the Call Option Price as specified in Clause 10.1 (b) below.

(b) The price which SA or its designee shall pay to KP for the Call Option Shares upon the exercise of the Call Option shall be equal to the par value of each Preferred Class B Shares held by KP plus 10 percent of the par value of each Preferred Class B Shares plus the unpaid accrued cumulative dividends for each Preferred Class B Shares (if any) (the **"Call Option Price"**).

(c) SA shall exercise the Call Option by issuing a written notice to KP substantially in the form as set out in Exhibit A to this Agreement and made a part hereof (the **"Call Option Notice"**) specifying its intention to exercise the Call Option, provided that the transfer of the Call Option Shares and the payment of the Call Option Price shall be made on the date which is the fifth business days after the date of such Call Option Notice or such any other day to be agreed by the parties (the **"Call Option Settlement"**).

(d) At the Call Option Settlement, KP shall duly transfer such Call Option Shares free of all encumbrance to SA and/or its designated person(s) by delivering to SA and/or its designated person(s) duly completed share transfer instruments and the share certificate(s) in respect of such Call Option Shares (if any is issued) against payment of the Call Option Price by SA and/or its designee(s) to KP.

10.2 Put Option

(a) SA hereby grants KP the unconditional and irrevocable right and option to sell to SA and/or its designee (the **"Put Option"**) all of the Preferred Class B Shares owned by KP and/or her Transferee(s) (the **"Put Option Shares"**) at a price equal to a par value (per each Put Option Share) (the **"Put Option Price"**).

(b) KP shall exercise the Put Option by issuing a written notice to SA substantially in the form as set out in Exhibit B to this Agreement and made a part hereof (the **"Put Option Notice"**) specifying its intention to exercise the Put Option and the transfer of the Put Option Shares and the payment of the Put Option Price shall be made on the date which is the sixty days after the date of such Put Option Notice or such any other day to be agreed by the parties (the **"Put Option Settlement"**).

(c) At the Put Option Settlement, KP shall duly transfer such Put Option Shares free of all encumbrance to SA and/or its designated person(s) by delivering to SA and/or its designated person(s) duly completed share transfer instruments and the share certificate(s) in respect of such Put Option Shares (if any is issued) against payment of the Put Option Price by SA and/or its designee(s) to KP.

11. CONFIDENTIALITY

11.1 The existence and terms of this Agreement shall be kept confidential and neither Party shall disclose such information to any third party without the prior written consent of the other Party, except for such disclosure as is necessary or advisable, in the good faith judgment of the disclosing Party, to its Permitted Transferee(s) and financial and legal consultants on a need-to-know basis and with the undertaking by such Permitted Transferee(s) or consultants of the same confidentiality, or to comply with the applicable laws, rules and regulations to which such Party may be subject, or in compliance with

orders of the court, officers or Government agencies under the applicable laws, rules and regulations.

11.2 This restriction on the part of either Shareholder shall cease to apply to information which is or comes in the public domain through no fault of such Shareholder.

11.3 This Clause shall survive any rescission or termination of this Agreement by any Shareholder.

12. <u>TERM AND TERMINATION</u>

12.1 This Agreement shall become effective on the date of the execution of this Agreement by all Parties hereto and shall remain in full force and effect until terminated in accordance with this Agreement.

12.2 This Agreement may be terminated at any time upon the mutual written agreement of the Parties.

12.3 This Agreement may be terminated forthwith by the indicated Party on the following grounds:

12.3.1 Default:

(a) Default shall occur upon a breach by a Party of any of the material terms of this Agreement, which such breach has a material adverse effect on the management or operation of the Company's business and/or the rights of the other non-defaulting Party under this Agreement, provided that no default shall be deemed to have occurred until the non-defaulting Party has given notice of such default to the Party in default and the Party in default has failed to remedy such default, if capable of remedy, to the satisfaction of the non-defaulting Party within thirty (30) days of the receipt of such written notice.

(b) In case KP has committed any default as provided herein, SA shall have the right to:

(i) terminate this Agreement; and

(ii) request KP to sell all of the Preferred Shares held by her and/or her Transferee(s) at the price equivalent to the par value of each Preferred Shares to SA.

(c) In case SA has committed any default as provided for herein, KP shall have the right to:

(i) terminate this Agreement; and

(ii) request SA to purchase all of the Preferred Shares held by KP and/or her Permitted Transferee(s) at the price equivalent to the par value of each Preferred Share plus 10 (ten) percent of the par value of each Preferred Share.

The remedy as provided above shall be conclusive and neither Party shall have the right to claim for damages and other recourse from the other Party.

12.3.2 Bankruptcy or Insolvency:

In the event that any reorganization or bankruptcy petition or claim has been filed against any Party hereto by their respective creditors and which petition or claim remains undismissed for a period of thirty (30) days, the provisions of Clause 12.3.1 (b) or (c), as

the case may be, shall apply mutatis mutandis, treating the party against whom such petition or claim has been filed as a defaulting party.

13. DISPUTE RESOLUTION

13.1 Each of the Parties irrevocably agrees that any disputes arising out of or connected with this Agreement shall be resolved by arbitration in Hong Kong conducted in English pursuant to the HKIAC International Arbitration Centre Administered Arbitration Rules. Each of the Parties agrees to waive any right of appeal against the arbitration award.

13.2 The number of arbitrators shall be three. Each Party shall appoint one arbitrator. The two arbitrators so appointed shall jointly nominate a third arbitrator who shall serve as chairperson. The arbitrators shall be and shall remain independent and impartial of each Party.

14. NO PARTNERSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Shareholders hereto and no Shareholder shall have any authority to bind, or shall deem to be the agent of the other in any way.

15. MISCELLANEOUS

15.1 All notices and other communications hereunder shall be in writing in English and shall be given or made by delivery in person, by courier, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses mentioned above (or at such other address for a Party as shall be specified in a notice given in accordance with this Clause 15.1).

15.2 This Agreement may not be amended or modified or any provision hereof waived, except by an instrument in writing signed by or on behalf of all Parties.

15.3 No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver of any provision of this Agreement, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other right, power or privilege hereunder.

15.4 Unless otherwise expressly permitted by the terms of this Agreement, KP may not, without the prior written consent of SA, assign, grant any security interest over, or otherwise transfer her rights or obligations under this Agreement. Notwithstanding the foregoing, SA may assign any of its rights or obligations under this Agreement to any of its affiliate and/or subsidiary. This Agreement will be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.5 If any provision hereof is illegal, invalid or unenforceable, then, to the fullest extent permitted by law, the other provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties in respect of and including any provision hereof which is illegal, invalid or unenforceable as nearly as may be possible.

15.6 The Parties hereby agree that notwithstanding anything to the contrary contained in the Articles of Association of the Company either now or in the future, the provisions of this Agreement shall be binding upon the Parties and they agree to exercise their respective voting rights in such a manner as may be necessary to ensure that the provisions contained herein prevail.

15.7 Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Shareholders concerned but as regards to time, date or period originally fixed and not extended or any time, date or period so extended aforesaid, such time shall be of essence.

15.8 Except as otherwise provided in this Agreement or agreed to by the Parties, each Party shall bear the costs and expenses in relation to the negotiation, preparation and implementation of this Agreement.

15.9 This Agreement is executed in two (2) original copies, one (1) for SA and another one (1) for KP, each of which when executed and delivered shall constitute an original, but all counterparts shall together constitute but one and the same document.

15.10 All notices and correspondences issued under this Agreement shall be in English. Whether this Agreement is translated into Thai or another language, the English language version of this Agreement shall prevail.

16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Thailand.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

____

Mrs. Kruewan Pattanacharoen

For and on behalf of Southern Ambition Limited

For and on behalf of
SOUTHERN AMBITION LIMITED
南志有限公司

____

Authorised Signature(s)

Name: ....

Title: Director

Witness

____

EXHIBIT A

Form of Call Option Notice

[Date]

Mrs. Kruewan Pattanacharoen
31/2023 Moo 2, Khlong Sam Sub-District, Klongluang District, Pathumthani, Thailand

RE: Exercise of Call Option

Dear Sir,

This notice is given pursuant to Clause 10.1 of the Shareholders Agreement dated 10th September 2018 entered into by and between ourselves and yourselves (the "**Shareholders Agreement**"). Terms used herein shall have the same meanings attributed to them in the Shareholders Agreement.

We hereby exercise the Call Option pursuant to Clause 10.1 of the Shareholders Agreement and hereby request you to sell all of your [and/or your Transferee(s)] Call Option Shares at the Call Option Price totaling Baht [•] (Baht •) to [•]. The Call Option Settlement shall take place at [place] on [date] at [time].

Yours faithfully,

For and on behalf of
SOUTHERN AMBITION LIMITED
南志有限公司

Authorised Sig...

For and on behalf of
Southern Ambition Limited

EXHIBIT B

Form of Put Option Notice

[Date]

Southern Ambition Limited
Wickhams Cay II, Road Town,
Tortola, VG 1110, British Virgin Islands

RE: **Exercise of Put Option**

Dear Sir,

This notice is given pursuant to Clause 10.2 of the Shareholders Agreement dated 10th September 2018 entered into by and between me and yourselves (the "**Shareholders Agreement**"). Terms used herein shall have the same meanings attributed to them in the Shareholders Agreement.

I hereby exercise the Put Option pursuant to Clause 10.2 of the Shareholders Agreement and hereby request you and/or your designated person(s) to purchase all of the Put Option Shares at the Put Option Price totaling Baht [•] (Baht •) to [•]. The Put Option Settlement shall take place at [place] on [date] at [time].

Yours faithfully,

Mrs. Kruewan Pattanacharoen